EXHIBIT 23.1
Consent Of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of A.M. Castle & Co. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated March 11, 2009, appearing in the Annual Report on Form 10-K of A.M. Castle & Co. and subsidiaries for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Chicago, Illinois
July 31, 2009